EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Robert L. Kirkman, M.D.
Chief Business Officer and Vice President
Xcyte Therapies, Inc.
(206)-262-6219

XCYTE THERAPIES, INC. ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

Seattle, WA-May 13, 2004 - Xcyte Therapies, Inc. (Nasdaq: XCYT) reported today a net loss applicable to common stockholders of $27.3 million, or $7.98 per basic and diluted share, for the three months ended March 31, 2004, compared with a net loss of $3.8 million, or $2.60 per basic and diluted share, for the three months ended March 31, 2003.

Xcyte Therapies completed its initial public offering on March 19, 2004. The loss per basic and diluted share for the first quarter of 2004 is based upon a weighted average of the number of common shares outstanding for the quarter of 3.4 million shares. As of March 31, 2004, there were 14.8 million shares of common stock outstanding, as compared to 1.5 million shares of common stock as of March 31, 2003.

Revenue for the first quarter of 2003 was approximately $12,000, compared with approximately $13,000 for the year earlier quarter. Research and development expenses were $4.2 million and $2.7 million for the first quarters of 2004 and 2003, respectively. General and administrative expenses were $1.6 million in the first quarter of 2004, compared with $1.2 million in the first quarter of 2003.

Interest expense increased from $66,000 for the three months ended March 31, 2003, to $12.6 million for the three months ended March 31, 2004, due primarily to non-cash interest expense associated with the convertible promissory notes issued in October 2003. In addition, the net loss applicable to common stockholders for the quarter ended March 31, 2004, included a non-cash charge of $9.0 million related to the valuation of preferred stock at issuance.

At March 31, 2004, Xcyte had cash, cash equivalents and short term investments of $39.3 million, compared with $13.5 million at December 31, 2003. The increase reflects net proceeds of approximately $29.7 million as a result of the Company’s initial public offering.

Xcyte Therapies is developing novel therapies that harness the power of the immune system to treat cancer and other serious illnesses. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate Technology to generate activated T cells, called Xcellerated T Cells, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. These Xcellerated T Cells are then administered to the patient.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.

Xcyte Therapies, Inc.

Statements of Operations

(Unaudited)

(In thousands, except shares and per share amounts)

	Three months ended March 31,
	2004	2003
Revenues	$12	$13

Operating expenses:
Research and development	4,175	2,699
General and administrative	1,574	1,154

Total operating expenses	5,749	3,853

Loss from operations	(5,737)	(3,840)
Other income (expense):
Interest income	42	64
Interest expense	(12,589)	(66)
Loss on sale of equipment	—	(1)

Other income (expense), net	(12,547)	(3)

Net loss	(18,284)	(3,843)
Accretion of preferred stock	(8,973)	—

Net loss applicable to common stockholders	$(27,257)	$(3,843)

Basic and diluted net loss per share	$(7.98)	$(2.60)

Shares used in computation of basic and diluted net loss per share	3,414,481	1,477,836

Xcyte Therapies, Inc. Balance Sheets (Unaudited) (In thousands)
	March 31, 2004	December 31, 2003
Cash, cash equivalents and investment securities	$39,319	$13,540
Other current assets	1,921	519
Property and equipment, net	2,916	2,767
Other assets	857	1,672

Total assets	$45,013	$18,498

Current liabilities	$4,671	$14,712
Long-term obligations and other liabilities	1,726	1,555
Redeemable convertible preferred stock and warrants	—	67,071
Stockholders’ equity (deficit)	38,616	(64,840)

Total liabilities and stockholders’ equity (deficit)	$45,013	$18,498

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